EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of May 4, 2006, by and between Mark Di Ianni (the “Executive”) and SFBC International, Inc., a Delaware corporation (the “Company”).  The effective date of the Agreement shall be 1 April, 2006, the date of hire of the Executive (the “Effective Date”).

WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including but not limited to proprietary processes, sales methods and techniques, and other like confidential business and technical information, including, but not limited to, technical information, design systems, proprietary assays, pricing methods, pricing rates or discounts, process, procedure, formula, design of computer software or improvement of any portion or phase thereof, whether patented or not, that is of any value whatsoever to the Company, as well as certain unpatented information relating to the Services (as defined below) information concerning proposed new services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other entity for the Company), other Confidential Information (as defined below) and information about the Company’s employees, officers, and directors, which necessarily will be communicated to the Executive by reason of his or her employment with the Company; and

WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial relationships with suppliers, and Clients (as defined below), actual and prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of employment and following (for a reasonable time) termination of employment; and

WHEREAS, the Company’s Board of Directors (the “Board”) considers it essential to and in the best interests of the Company’s direct and indirect holders of ownership interests (collectively, the "Stockholders") to foster the continued employment of the Executive and has approved the severance arrangement set forth in this Agreement; and

WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1.

Representations and Warranties.  The Executive hereby represents and warrants to the Company that he is not subject to any written nonsolicitation or noncompetition agreement affecting his employment with the Company (other than any prior agreement with the Company or its Affiliate (as defined below)), (b) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company (other than any prior agreement with the

Company or its Affiliate), and (c) has not brought to the Company any trade secrets, confidential business information, documents, or other personal property of a prior employer.

2.

Term of Employment.

(a)

Term.  Subject to Section 6 hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for a period commencing on the Effective Date (as defined below) and ending three (3) years from the Effective Date (the “Initial Term”).  Thereafter, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”, and together with the Initial Term, the “Employment Term”), unless either party gives written notice of his/its intention not to renew within ninety (90) days prior to the end of the Initial Term or any Renewal Term, as applicable.

(b)

Continuing Effect.  Notwithstanding any termination of employment, at the end of the Employment Term or otherwise, the provisions of Sections 7 and 8 shall remain in full force and effect and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.

3.

Duties.

(a)

General Duties.  The Executive shall serve as the Executive Vice President Strategic Initiatives, with duties and responsibilities that are customary for such position, including without limitation, managing the Strategic Initiatives (as defined below) at the direction of the Company CEO (as defined below).  The Executive shall report directly to Jeffrey P. McMullen, the Chief Executive Officer of the Company or his successor (the “Company CEO”).  The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.  During the Employment Term, the Executive shall be deemed an officer (but not an executive officer) and a member of the Executive Committee of the Company.  In addition, Executive may be required to execute and deliver to the Company, on a timely basis, quarterly certifications or sub-certifications in order to permit Company to comply with its reporting obligations, including those under the Sarbanes Oxley Act of 2002.

(i)

For purposes of this Agreement, “Strategic Initiatives” shall include, but not limited to, the following: (A) managing the Company's Phase I clinical facilities in Florida, including the facilities located in Miami, Florida (the "Miami Facility"), Ft. Myers, Florida and Temple Terrace, Florida (collectively, the "Phase I Facilities"), with such responsibility anticipated to continue for no more than twelve 12 months from the Effective Date (the "Phase I Facility Management"), (B) conducting in-depth review and analysis of processes and procedures employed at the Phase I Facilities and recommend to the Company CEO revisions to such processes and procedures to enhance the regulatory compliance and overall efficiency of the operations at the Phase I Facilities (this responsibility, together with the Phase I Facility Management, referred to as the "Phase I Facility Responsibility"), (C) managing the recruitment process to identify and hire the person to assume the management of the Phase I Facilities after the conclusion of Executive's Phase I Facility Responsibility, (D) gradually leading and managing the Company's corporate-wide business development, and (E) engaging in a substantial role in the Company's corporate development activities including, but not limited to, expansion into new services and businesses.

(ii)

While the Executive is engaged in his Phase I Facility Responsibility, the following employment terms shall apply: (A) Executive shall report to work primarily at the Miami Facility, (B) the Company shall provide the Executive with housing in Miami, Florida, in accordance with the Company’s existing policies, (C) the Company shall provide the Executive with use of an automobile in Miami, Florida, (D) the Company shall provide Executive with a per diem meal and miscellaneous expense allowance in accordance with Company’s expense reimbursement policy, (E) the Executive shall be entitled to receive reimbursement for roundtrip commercial air travel from Miami, Florida to Princeton, New Jersey once per week (in accordance with the Company's travel policy), (F) the Executive shall be entitled to receive reimbursement for his immediate family's roundtrip commercial air travel from Princeton, New Jersey to Miami, Florida once per month (in accordance with the Company's travel policy).

(b)

Devotion of Time.  The Executive shall devote the amount of time and attention to the business and affairs of the Company that are reasonably necessary to competently perform his duties.  Except as set forth in Section 7(d), the Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business or organization without the prior written consent of the board of directors of the Company.  Notwithstanding the foregoing, the Executive shall be permitted, subject to the first sentence of this Section 3(b) and Sections 7, 8, 9 and 10 hereof, to (i) serve on corporate, advisory, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments.

(c)

Location of Office. The Executive’s principal business office shall be at the Company’s office location in Princeton, New Jersey, as it may be changed from time to time by the senior management of the Company; provided, however, that a substantial portion of the Executive’s duties hereunder will require him to spend considerable time at the Company facilities located outside of Princeton, New Jersey thus the Executive’s job responsibilities shall include all business travel reasonably necessary to such requirements.

(d)

Adherence to Inside Information Policies.  The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its employees and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company or any third party.  The Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

4.

Compensation and Expenses.

(a)

Annual Base Salary.  For the services of the Executive to be rendered under this Agreement, during the Employment Term the Company shall pay the Executive an annual base salary equivalent to $325,000 per annum (the “Annual Base Salary”). The Annual Base Salary shall be adjusted annually on such Executive’s employment anniversary date (as such date has been, or may in the future be, modified) at the greater of (i) four (4%), (ii) an amount approved by the Compensation Committee of the Company’s Board of Directors or (iii) the Consumer Price Index in accordance with the formula attached hereto as Exhibit A.  The Annual Base Salary shall be payable in accordance with the Company’s normal payroll practices.

(b)

Annual (Cash) Incentive.  In addition to any other compensation received pursuant to this Agreement, the Executive shall be eligible to participate in the same Company cash incentive plan or plans that the members of the Company’s Executive Committee are eligible to participate.

(c)

Long-Term Incentive.  The Executive shall be eligible to participate in all long-term incentive plan or plans that the members of the Company’s Executive Committee are eligible to participate.

(d)

Grant of Restricted Stock.  Upon the Effective Date, the Executive shall receive a restricted stock grant for 15,000 shares of common stock of the Company (“Common Stock”), which shall vest equally in six (6) month increments over a three-year period, commencing on the Effective Date, subject to the continued employment of Executive with the Company. The shares of Common Stock granted pursuant to this Section 4(d) shall be granted in accordance with the terms and conditions of the Company’s standard form of stock grant agreement and applicable equity compensation plan.

(e)

Expenses.  In addition to any compensation received pursuant to this Section 4, the Company shall reimburse or advance funds to the Executive for reasonable travel, entertainment, professional dues and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement and in accordance with the Company’s policies relating to travel and expenses, subject to receipt by the Company of evidence of such expenses.

5.

Benefits.

(a)

Vacation.  During each year of employment, the Executive shall be entitled to twenty (20) business days of vacation without loss of compensation or other benefits to which he is entitled under this Agreement, such vacation to be taken at such times as the Executive may select and the affairs of the Company may permit.

(b)

Employee Benefit Programs.  The Executive is entitled to participate in any pension, 401(k), medical insurance, disability insurance, life insurance or other employee benefit plan that is maintained by the Company, including reimbursement of membership fees in professional organizations, subject to the eligibility requirements of these specific plans.

(c)

Insurance.  The Company shall pay the cost of all insurance premiums in connection with the insurance or benefit programs referred to in Section 5(b) in which the Executive chooses to participate, except to the extent any benefit program is funded by deferrals from the Executive’s compensation.  In addition, the Company shall include the Executive in the Company’s D&O (director and officer) liability insurance policy as an additional insured for the benefit of the Executive.

(d)

Transportation Benefit.  The Executive shall be entitled to receive a per month motor vehicle allowance equivalent to one thousand dollars ($1,000) per month. For the purposes of clarity, (i) such monthly motor vehicle allowance shall be in addition to the Company’s provision of  an automobile in Miami, Florida while the Executive is engaged in his Phase I Facility Responsibility, and (ii) the Company shall not reimburse the Executive for any applicable tax the Executive may incur as a result of his or her receipt of this monthly motor vehicle allowance.

6.

Termination; Severance.

(a)

Certain Definitions.  For purpose of this Agreement:

"Cause" means a reasonable belief by the Company that the Executive has: (i) been convicted of a felony involving any subject matter; (ii) been charged with a felony relating to the business of the Company or any Affiliate; (iii) been convicted of a misdemeanor directly involving the Executive’s employment that directly affects the business of the Company; (iv) been found after an internal investigation to have engaged in sexual misconduct which is related to the Executive’s employment or the business of the Company and/or violated the Company’s sexual harassment policy; (v) in carrying out his duties hereunder, acted with gross negligence or intentional misconduct resulting, in either case, in harm to the Company; (vi) misappropriated the Company funds or otherwise defrauds the Company; (vii) breached his fiduciary duty to the Company resulting in profit to him, directly or indirectly; (viii) been found to have committed any act or failed to take any action which results in the common stock of the Company (the “Common Stock”) being delisted for trading on its principal trading market or exchange; (ix) been convicted of illegal possession or illegal use of a controlled substance; (x) engaged in chronic drinking or the use of illegal drugs, chemicals or controlled substances or the abuse of otherwise legal drugs or chemicals or controlled substances that affects the performance of his duties as reasonable determined by the Company; (xi) failed or refused to cooperate in any official investigation conducted by or on behalf of the Company; (xii) materially breached any provision of this Agreement, including Section 3(d) herein, after notice and a reasonable opportunity to cure such behavior (if the behavior is of the nature that it can be cured); (xiii) intentionally or willfully failed to comply with the reasonable directives of the Board or the CEO of the Company; (xiv) committed an act or omission constituting gross negligence or willful misconduct which causes, at least in part, the Company to restate its financial statements for a completed fiscal period after having filed such financial statements with the Securities and Exchange Commission; or (xv) been found by a court, the Securities and Exchange Commission or any state governmental authority which regulates or enforces such state’s securities laws, in a final determination, to have violated any applicable securities laws, whether such finding was after a hearing or trial or on consent without admitting or denying any allegations of wrongdoing..

“Disability" means the occurrence of either of the following circumstances: (i) if Executive is deemed disabled for purposes of any long-term disability insurance policy paid for by the Company and in effect at such time, or (ii) if in the exercise of the reasonable judgment of the Company, due to accident, mental or physical illness, or any other reason, Executive has become physically or mentally incapable of performing, with or without reasonable accommodation, the essential functions of his employment for a period of more than sixty(60) consecutive days or for ninety (90) days within a three hundred and sixty-five (365) day period.

"Effective Date of Termination" with respect to any purported termination of the Executive's employment, shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Cause or without Cause, the date specified in the Notice of Termination, (iii) if the Executive's employment is terminated as a result of a Disability, the date on which it is finally determined that the Executive is Disabled and (iv) if Executive terminates his employment for Good Reason or otherwise voluntarily terminates his employment, the date specified in the Notice of Termination.

"Good Reason" means the material breach of any of the material terms or conditions of this Agreement by the Company.

"Notice of Termination" means a notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment with the Company under the provision so indicated.

"Person" shall have the meaning ascribed thereto in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company (in its capacity as such), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporate entity owned, directly or indirectly, by the Stockholders in substantially the same character and proportions as their ownership of interests in the Company.

(b)

Termination.

(i)

Either the Company or the Executive, in his or its sole discretion, may terminate the Executive’s employment without Cause at any time upon ninety (90) days written notice.  Upon the Effective Date of Termination, whether with or without Cause, the Executive shall have no right to compensation or reimbursement under Section 4 (except for compensation earned or reimbursable expenses incurred through the Effective Date of Termination) or to participate in any employee benefit programs under Section 5 for any period subsequent to the Effective Date of Termination, except as provided for by law or this Agreement. On or before the Effective Date of Termination or prior to receiving any final compensation or expenses due him, the Executive shall (a) return to the Company’s headquarters, (b) participate in an exit interview, and (c) execute a “Certificate of Conclusion of Employment,” certifying that he has complied with his obligations and acknowledging his continuing obligations under this Agreement.  The Executive’s failure to comply with the requirements of this Section shall constitute a material breach of this Agreement.  For clarity, if the Executive’s employment is terminated by the Company for any reason other than Cause, he shall be entitled to the Severance Payments set forth below.

(ii)

The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving written notice of termination.  The Executive shall have ten (10) days from the date of the notice to provide the Company CEO with evidence that the Company is mistaken as to Cause and that the Executive’s behavior does not meet the criteria for Cause.   During such ten (10) day period, the Executive shall be suspended without pay; provided, however, that if employment is reinstated then the Executive shall be paid for such ten (10) day period or if the termination is upheld, the Effective Date of Termination shall de deemed to be the date of receipt by the Executive of the written notice of termination.  Upon any such termination for Cause, the Executive shall have no right to compensation or reimbursement under Section 4 (except for compensation earned or reimbursable expenses incurred through the Effective Date of Termination), or to participate in any employee benefit programs under Section 5 for any period subsequent to the Effective Date of Termination, except as provided by law.

(c)

Severance.  In the event that the Executive executes and does not revoke a written release upon termination of employment, in substantially the form attached hereto as Exhibit B, the Company shall cause the payments and benefits described in this Section (the "Severance Payments") to be made upon the termination or non-renewal of the Executive's employment with the Company during the Employment Term unless such termination is (i) by the Company for Cause, death or Disability, or (ii) by the Executive without Good Reason.  Severance Payments due and payable to the Executive by the Company in accordance with this Section consist of:

(i)

In lieu of any further salary payments to the Executive for periods subsequent to the Effective Date of Termination, the Company shall cause an aggregate severance payment to be made to the Executive, in cash, equal to two (2) times such Executive's Annual Base Salary, along with the immediate vesting of all unvested long-term incentive grants, plus all of the Executive's deferred compensation, if any (the "Cash Severance Payment") in twenty-four (24) equal monthly installments; and

(ii)

For a twenty-four (24) month period after the Effective Date of Termination, the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Effective Date of Termination. Benefits otherwise receivable by the Executive pursuant to this Section shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during such period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive).

(d)

No Special Reimbursement. In the event that the Executive becomes entitled to Severance Payments which constitute an "excess parachute payment" as defined in Section 280G(b) of the Code and the Executive is subject to an excise tax imposed under Section 4999 of the Code or a similar non-U.S. tax (the "Excise Tax"), then the Severance Payments shall be reduced by an amount that results in the receipt by the Executive of the greatest Severance Payments that do not trigger the Excise Tax. All determinations under this Section shall be made by the Company's independent accounting firm immediately prior to the Effective Date of Termination.

(e)

Date of Payment. The Cash Severance Payment shall be made on the fifteenth day of each of the twenty-four (24) months following the month in which the Effective Date of Termination occurs. At the time that payments are made under this Section, the Company shall provide the Executive with a detailed written statement setting forth the manner in which such payments were calculated and the basis for such calculations.  Notwithstanding the foregoing, Cash Severance Payments shall immediately cease and no longer be payable if Executive violates any of the terms set forth in Sections 7 or 8 hereof.  Such remedy shall be in addition to any and all other remedies available by law or equity.

(f)

Notice of Termination. Any purported termination of the Executive's employment with the Company (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 16.

7.

Non-Competition Agreement.

(a)

Competition with the Company.  During the Employment Term and for twenty-four (24) months after the Effective Date of Termination, the Executive, directly or indirectly or, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity (any of the foregoing, an “Affiliated Entity”) shall not act as an executive officer or provide Services (as such term is defined in Section 8 hereof) to any entity which competes with the Company or its Affiliates, within any metropolitan area in the United States or elsewhere in which the Company or its subsidiaries or affiliates (collectively, the “Affiliates”), if applicable, is then engaged in the offer and sale of competitive Services (the “Prohibited Business”); provided, the foregoing shall not prohibit Executive from owning up to five percent (5%) of the securities of any publicly-traded enterprise that engages in the Prohibited Business provided the Executive is not an employee, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise.  In addition, during the period commencing on the Effective Date of Termination and continuing for twenty-four (24) months thereafter, the Executive may not, directly or indirectly, including through any Affiliated Entity, seek Prohibited Business from any Client (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business generated from any Client to any enterprise or business other than the Company, cause any Client to cancel or reduce any existing contract for services it may have with the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Client, enterprise or business other than the Company. For purposes of this Agreement, the term “Client” means any person, firm, corporation, limited liability company, partnership, association or other entity (i) to which the Company sold or provided Services in excess of $100,000 during the twenty-four (24) month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Client, or (ii) who or which has been approached by an employee of the Company for the purpose of soliciting business for the Company and which business was reasonably expected to generate revenue in excess of $100,000.

(b)

No Payment.  The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 7.

(c)

References. References to the Company in this Section 7 shall include the Company’s Affiliates.

(d)

Prior Consultancy.  Subject to the terms of this Section 7, Executive may complete any consulting assignments (that Executive is engaged in the day prior to the Effective Date) within sixty (60) days of the Effective Date; provided that, such consulting effort will not interfere with the Executive’s responsibilities to the Company under this Agreement.

8.

Non-Disclosure of Confidential Information.

(a)

Confidential Information. “Confidential Information” includes, but is not limited to, trade secrets (as defined by the common law and statute in Florida or New Jersey or any future Florida or New Jersey statute), processes, policies, procedures, techniques (including recruiting techniques), designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of the Services, the Company’s budgets and strategic plans, and the identity and special needs of Clients, databases, data, all technology relating to the Company’s businesses, systems, methods of operation, Client lists, Client information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company’s employees, former employees, clients and former clients. In addition, Confidential Information also includes the identity of Clients and the identity of and telephone numbers, e-mail addresses and other addresses of employees or agents of Clients who are the persons with whom the Company’s employees and agents communicate in the ordinary course of business.  For purposes of this Agreement, the following will not constitute Confidential Information: (i) information which is or subsequently becomes generally available to the public through no act of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any Affiliates of the Executive) who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company.  As used herein, the term “Services” shall include the providing of early and late stage clinical drug development services, clinical trials management services and other services engaged in by the Company during the Employment Term.

(b)

Legitimate Business Interests.  The Executive recognizes that the Company has legitimate business interests to protect and, as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests.  These legitimate business interests include, but are not limited to (i) trade secrets, (ii) valuable confidential business or professional information that otherwise does not qualify as trade secrets, including all Confidential Information, (iii) substantial relationships with specific prospective or existing Clients or clients, (iv) Client goodwill associated with the Company’s business and (v) specialized training relating to the Services and the Company’s technology, methods and procedures.

(c)

Confidentiality.  The Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment with the Company.  The Executive further acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset.  The Executive shall exercise all due and diligence precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral.  The Executive shall not copy any Confidential Information except to the extent necessary to his or her employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his or her employment and then only with the authorization of an officer of the Company.  All records, files, materials and other Confidential Information obtained by the Executive in the course of his or her employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its Clients, as the case may be.  The Executive shall not, except in connection with and as required by his or her performance of his or her duties under this Agreement, for any reason use for his or her own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an officer of the Company (excluding the Executive, if applicable).

(d)

References to the Company in this Section 8 shall include the Company’s Affiliates.

9.

Equitable Relief.

(a)

The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, shall cease to be an employee of the Company for any reason and take any action in violation of Section 7 and/or Section 8, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below to enjoin the Executive from breaching the provisions of Section 7 or Section 8.  In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

(b)

Any action between the Company and Executive must be commenced in Mercer County, New Jersey.  The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

10.

Conflicts of Interest.  Except as otherwise set forth in Section 7(a), while employed by the Company, the Executive shall not, directly or indirectly, unless approved  by the Board:

(a)

participate as an individual in any way in the benefits of transactions with any of the Company suppliers or Clients, including, without limitation, having a financial interest in the Company’s suppliers or Clients, or making loans to, or receiving loans from, the Company’s suppliers or Clients;

(b)

realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c)

accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a technical capacity by, a person or entity that does business with the Company.

As used in Section 10(a), (b) or (c), references to the Company also includes its Affiliates.

11.

Inventions, Ideas, Processes, and Designs.  All inventions, ideas, processes, programs, software, and designs (including all improvements) (a) conceived or made by the Executive during the course of his or her employment with the Company (whether or not actually conceived during regular business hours) and for a period of six (6) months subsequent to the Effective Date of Termination or expiration of such employment with the Company and (b) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company.  An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (x) it was made with the Company’s equipment, supplies, facilities, or Confidential Information, (y) results from work performed by the Executive for the Company, or (z) pertains to the current business or demonstrably anticipated research or development work of the Company.  The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company.  The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Executive shall be bound by such decision.

12.

Indebtedness.  If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive.

13.

Non-Disparagement. During the Employment Term and any time thereafter the Executive shall not disparage or cause to be disparaged (whether directly or indirectly), in any forum or through any medium of communication, the Company or any of its affiliates, employees, consultants, customers, advisors or agents.

14.

Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

15.

Severability.

(a)

The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof.  Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)

If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this

Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included and the invalid or unenforceable provision shall be substituted with a provision which most closely approximates the intent and the economic effect of the invalid or unenforceable provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

16.

Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight delivery, or by facsimile delivery followed by Federal Express or similar next business day delivery, as follows:

To the Company:

SFBC International, Inc.

504 Carnegie Center

Princeton, NJ 08540

Fax: (609)514-0390

Attn: Chief Executive Officer

With a copy to:

Morgan Lewis & Bockius, LLP

502 Carnegie Center

Princeton, NJ 08540

Fax: (609)919-6701

Attn: Denis Segota, Esq.

To the Executive:

Mark Di Ianni

24 Van Dyke Road

Hopewell, NJ 08525

Fax: (305) 398-9981

or to such other address as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.  Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

17.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

18.

Attorney’s Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, each party shall be responsible for its own attorney’s fee, costs and expenses.

19.

Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New Jersey without regard to choice of law considerations.

20.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

21.

Additional Documents.  The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

22.

Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date set forth above.

SFBC International, Inc.

By:  /s/ JEFFREY P. MCMULLEN

Jeffrey P. McMullen

Chief Executive Officer

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date set forth above.

Executive

/s/ MARK DI IANNI

Mark Di Ianni